ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated November 15, 2011
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities
$● Securities Linked to the iShares® Russell 2000® Index Fund, due on or about November 24, 2014
$● Securities Linked to the SPDR® S&P 500® ETF Trust, due on or about November 24, 2014

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the shares of a specific exchange traded fund (the “underlying equity”).  Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for that quarter.  Royal Bank of Canada will automatically call the Securities early if the closing price of the underlying equity on any Observation Date beginning after one year is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending price of the underlying equity is equal to or greater than the trigger price (which is the same price as the coupon barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the ending price of the underlying equity is less than the trigger price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment.
Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑     Contingent Coupon — Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.
❑      Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying equity on any quarterly Observation Date beginning after one year is greater than or equal to the starting price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑      Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                                                           November 18, 2011
Settlement Date1                                                                                November 23, 2011
Observation Dates1 2                                                                        Quarterly, callable after one
                                                                                                                     year (see page 4)
Final Observation Date2                                                                  November 18, 2014
Maturity Date2                                                                                      November 24, 2014
1          Expected.  In the event that we make any change to the expected trade date and settlement date, the final Observation Date and maturity date will be changed so that the stated term of the Securities remains approximately the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TPAOS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offerings
This free writing prospectus relates to two separate Trigger Phoenix Autocallable Optimization Securities we are offering.  Each of the Securities is linked to the shares of a specific exchange traded fund and each of the Securities has a different contingent coupon rate, starting price, trigger price and coupon barrier, as specified in the table below. The contingent coupon rate, starting price, trigger price and coupon barrier for each Security will be determined on the trade date. Each of the Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.  The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Shares of the iShares® Russell 2000® Index Fund (IWM)	8.10% to 10.10% per annum	$●	60% of the starting price	60% of the starting price	78010W145	US78010W1457
Shares of the SPDR® S&P 500® ETF Trust (SPY)	6.00% to 8.00% per annum	$●	65% of the starting price	65% of the starting price	78010W152	US78010W1523
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Shares of the iShares® Russell 2000® Index Fund	h	$10.00	h	$0.25	h	$9.75
Shares of the SPDR® S&P 500® ETF Trust	h	$10.00	h	$0.25	h	$9.75
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $0.25 per $10 principal amount of each Security.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and these offerings.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TPAOS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911001128/s41110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦     You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified Observation Dates (including the final Observation Date).

♦     You are willing to make an investment whose return is limited to the applicable contingent coupon payments, regardless of any potential appreciation of the underlying equity, which could be significant.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦     You would be willing to invest in the Securities if the contingent coupon rate for such offering of the Securities was set to the bottom of the applicable contingent coupon rate range, specified on the cover of this free writing prospectus (the actual contingent coupon rate for each offering of Securities will be determined on the trade date).

♦     You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦     You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately three years.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦     You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Observation Dates and below the trigger price on the final Observation Date.

♦     You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦     You would be unwilling to invest in the Securities if the contingent coupon rate for such offering of the Securities was set to the bottom of the applicable contingent coupon rate range, specified on the cover of this free writing prospectus (the actual contingent coupon rate for each offering of Securities will be determined on the trade date).

♦     You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦     You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately three years, or you seek an investment for which there will be an active secondary market for the Securities.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1 for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10.00 per Security
Term2:	Approximately three years
Underlying Equity:	The shares of a specific exchange traded fund, as set forth on the cover page of this free writing prospectus.
Contingent Coupon:
If the closing price of the underlying equity is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Observation Date.

If the closing price of the underlying equity is less than the coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not be payable and Royal Bank of Canada will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each Observation Date, each contingent coupon payment date and a hypothetical contingent coupon for each Security. The actual contingent coupon will be based upon the contingent coupon rate, which will be determined on the trade date. The table below assumes a contingent coupon rate of (i) 9.10% per annum for the Securities linked to the shares of the iShares® Russell 2000® Index Fund (the midpoint of the per annum contingent coupon rate range of 8.10% to 10.10%), and (ii) 7.00% per annum for the Securities linked to the shares of the SPDR® S&P 500® ETF Trust (the midpoint of the per annum contingent coupon rate range of 6.00% to 8.00%).

Observation Dates	Contingent Coupon Payment Date	iShares® Russell 2000® Index Fund	SPDR® S&P 500® ETF Trust
February 21, 2012*	February 23, 2012	$0.2275	$0.1750
May 18, 2012*	May 22, 2012	$0.2275	$0.1750
August 20, 2012*	August 22, 2012	$0.2275	$0.1750
November 19, 2012	November 21, 2012	$0.2275	$0.1750
February 19, 2013	February 21, 2013	$0.2275	$0.1750
May 20, 2013	May 22, 2013	$0.2275	$0.1750
August 19, 2013	August 21, 2013	$0.2275	$0.1750
November 18, 2013	November 20, 2013	$0.2275	$0.1750
February 18, 2014	February 20, 2014	$0.2275	$0.1750

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected trade date and settlement date, the final observation date and maturity date will be changed to ensure that the stated term of the Securities remains approximately the same.
May 19, 2014	May 21, 2014	$0.2275	$0.1750
August 18, 2014	August 20, 2014	$0.2275	$0.1750
November 18, 2014	November 24, 2014	$0.2275	$0.1750

* The Securities are not callable until the Observation Date occurring one year after the Trade Date (November 19, 2012).

Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Observation Date on which the closing price of the applicable underlying equity is less than the coupon barrier.

Contingent Coupon Rate:
The contingent coupon rate is expected to be between (i) 8.10% to 10.10% per annum for the Securities linked to the shares of the iShares® Russell 2000® Index Fund, and (ii) 6.00% to 8.00% per annum for the Securities linked to the shares of the SPDR® S&P 500® ETF Trust.

Coupon Payment Dates:	Two business days following each Observation Date, except that the coupon payment date for the final Observation Date is the maturity date.
Automatic Call Feature:
The Securities will be called automatically if the closing price of the underlying equity on any Observation Date on or after November 19, 2012 is equal to or greater than the starting price.

If the Securities are called on any Observation Date on or after November 19, 2012, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature.  No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the ending price is equal to or greater than the trigger price and the coupon barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the ending price is less than the trigger price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return)

Underlying Return:	Ending Price – Starting Price Starting Price
Trigger Price:
A percentage of the starting price of the underlying equity, as specified on the cover page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Coupon Barrier:
A percentage of the starting price of the underlying equity, as specified on the cover page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Starting Price:	With respect to each Security, the closing price of the applicable underlying equity on the trade date.
Ending Price:	The closing price of the applicable underlying equity on the final Observation Date.
Closing Price:
On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange in the U. S. on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The starting price of the underlying equity is observed and the trigger price and coupon barrier are determined. The contingent coupon rate is set.

Quarterly, callable after one year:
If the closing price of the underlying equity is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you a contingent coupon payment on the applicable coupon payment date.

The Securities will be called if the closing price of the underlying equity on any Observation Date on or after November 19, 2012 is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on that date.

Maturity Date:
The ending price of the underlying equity is observed on the final Observation Date.

If the Securities have not been called and the ending price is equal to or greater than the trigger price (and the coupon barrier), Royal Bank of Canada will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and the ending price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity — The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the ending price of the underlying equity is greater than or equal to the trigger price, and will only make that payment at maturity.  If the Securities are not called and the ending price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦
The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the underlying equity is above the trigger price.

♦
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make periodic coupon payments on the Securities.  If the closing price of the underlying equity on an Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Observation Date. If the closing price of the underlying equity is less than the coupon barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the ending price will be less than the applicable trigger price.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call.  Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the fourth Observation Date, the total return on the Securities could be minimal.  As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

♦
The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Equity, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. The greater the volatility of the underlying equity, the more likely it is that the price of that equity could close below the trigger price on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate is set on the trade date, the underlying equity’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying equity could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.

♦
Reinvestment Risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the starting price on any Observation Date on or after November 19, 2012. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada — The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Single ETF Risk — The price of the underlying equity can rise or fall sharply due to factors specific to the applicable index which underlies the underlying equity (the “underlying index’’), such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose securities make up the components of the underlying index and underlying equity. We urge you to review the financial and other information regarding the underlying equity filed periodically with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity — While the payment at maturity or upon an earlier automatic call for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity if not previously called.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦
Owning the Securities is Not the Same as Owning the Underlying Equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities, but your potential return will be limited to the applicable contingent coupon payments.

♦
The Value of the Underlying Equity May Not Completely Track the Value of the Securities in which such Exchange Traded Fund Invests — Although the trading characteristics and valuations of each underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦
Fluctuation of Net Asset Value — The net asset value (the ‘‘NAV’’) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦
Failure of the Underlying Equity to Track the Level of the Underlying Index — While the underlying equity is designed and intended to track the level of the underlying index, various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦
Lack of Liquidity — The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying equity, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price —  Trading or transactions by Royal Bank of Canada or its affiliates in the underlying equity or the applicable underlying index, or in futures, options, exchange-traded funds or other derivative products on the underlying equity or the applicable underlying index may adversely affect the market value of the underlying equity, the closing price of the underlying equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities —  In addition to the closing price of the underlying equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the underlying equity and the securities included in the applicable underlying index;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the underlying equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited — The calculation agent will make adjustments to the starting price, trigger price and coupon barrier for certain events affecting the shares of the underlying equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any underlying equity relative to its starting price. Royal Bank of Canada cannot predict the ending price of any underlying equity. You should not take these examples as an indication or assurance of the expected performance of any underlying equity. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity per Security on a hypothetical offering of the Securities, based on the following assumptions (actual terms for the Securities will be set on the trade date):

Principal Amount:	$10.00
Term:	Approximately three years
Hypothetical Starting Price*:	$100.00
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon:	$0.20 per quarter
Observation Dates:	Quarterly, callable after one year
Trigger Price:	$60.00 (which is 60% of the starting price)
Coupon Barrier:	$60.00 (which is 60% of the starting price)
* The hypothetical starting price of $100.00 used in these examples has been chosen for illustrative purposes only, and does not represent the  expected actual starting price for the Underlying Equity. For recent actual prices of the underlying equity, see “Information About the Underlying Equity,” beginning on page 10.

Scenario #1: Securities Are Called on the Fourth Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$0.20 (contingent coupon, not callable)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Fourth Observation Date	$105.00 (at or above starting price)	$10.20 (settlement amount)

	Total Payment:	$10.80 (8.00% return)
Since the Securities are called on the fourth Observation Date (which is the first Observation Date on which they are callable), Royal Bank of Canada will pay you on the call settlement date a total of $10.20 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.60 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.80 per Security, for an 8.00% total return on the Securities.   No further amount will be owed to you under the Securities.

Scenario #2: Securities Are Called on the Sixth Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$0.20 (contingent coupon, not callable)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Fourth Observation Date	$87.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Fifth Observation Date	$85.00 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Sixth Observation Date	$105.00 (at or above starting price)	$10.20 (settlement amount)

	Total Payment:	$11.20 (12.00% return)
Since the Securities are called on the Sixth Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.20 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $1.00 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $11.20 per Security, for a 12.00% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Equity Is at or Above the Trigger Price.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$0.20 (contingent coupon, not callable)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Fourth Observation Date	$71.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Fifth through Eleventh Observation Dates	Various (each below coupon barrier)	$0.00
Final Observation Date	$75.00 (at or above trigger price and coupon barrier; below starting price)	$10.20 (Payment at Maturity)

	Total Payment:	$11.00 (10.00% return)
At maturity, Royal Bank of Canada will pay you a total of $10.20 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.80 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $11.00 per Security, for a 10.00% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Equity Is Below the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$0.20 (contingent coupon, not callable)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Fourth through Eleventh Observation Dates	Various (each at or above coupon barrier; below starting price)	$0.20 x 8 = $1.60 (contingent coupon)
Final Observation Date	$40.00 (below trigger price and coupon barrier)	$10.00 + [$10.00 × underlying return] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)

	Total Payment:	$6.20 (-38.00% return)
Since the Securities are not called and the ending price of the underlying equity is below the trigger price, Royal Bank of Canada will pay you at maturity $4.00 per Security.  When added to the contingent coupon payments of $2.20 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $6.20 per Security, for a loss on the Securities of 38.00%.

The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the ending price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities. While the matter is not entirely clear, there exists a substantial risk that an investment in the Securities is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the call, sale, or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of call, sale, or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Security that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the underlying equity of the Security is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Equities
Included on the following pages is a brief description of each of the respective underlying equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the Quarterly Intra-Day High and low closing prices for each of the underlying equities. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equities as an indication of future performance.

Each of the underlying equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Companies with securities registered under the Exchange Act and the Investment Company Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying equities with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying equities under the Exchange Act can be located by reference to its SEC Central Index Key number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

iShares® Russell 2000® Index Fund
Information concerning the iShares® Russell 2000® Index Fund (the “Russell Fund”) filed with the SEC by iShares under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this free writing prospectus.

“iShares®” is a registered mark of BTC. BTC has licensed certain trademarks and trade names of BTC for our use. The securities are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BlackRock Fund Advisors (“BFA”). Neither BTC nor BFA makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Russell Fund.

iShares consists of numerous separate investment portfolios, including the Russell Fund. The Russell Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The Russell Fund typically earns income from dividends from securities held by the Russell Fund. These amounts, net of expenses and taxes (if applicable), are passed along to the Russell Fund’s shareholders as “ordinary income.” In addition, the Russell Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the Russell Fund will be calculated based only on the share price of the Russell Fund, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the Russell Fund or any equivalent payments.

The shares of the Russell Fund trades on the NYSE Arca, Inc. under the symbol “IWM.”

Composition of the Russell Fund

As of November 14, 2011, the top ten industry sectors in which the Russell Fund had invested were as follows:

Top ten industry sectors

1	Financials	22.18%
2	Technology	15.27%
3	Consumer Discretionary	14.55%
4	Producer Durables	14.15%
5	Health Care	12.34%
6	Materials & Processing	6.87%
7	Energy	6.68%
8	Utilities	4.64%
9	Consumer Staples	3.13%
10	S-T Securities	0.09%

Russell 2000® Index

We have derived all information contained in this free writing prospectus regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, Russell. Russell, which owns the copyright and all other rights to the Russell 2000® Index, has no obligation to continue to publish, and may discontinue publication of, the Russell 2000® Index. None of us, the calculation agent, or the agents accepts any responsibility for the calculation, maintenance, or publication of the Russell 2000® Index or any successor index.

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies classified as U.S. companies under the Russell’s methodology. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the Securities.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

An important criteria used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the Russell 2000® Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Russell 2000® Index. The current index level is calculated by adding the market values of the Russell 2000® Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 2,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Russell 2000® Index. To calculate the Russell 2000® Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the Russell 2000® Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of this underlying equity on November 14, 2011 was $73.31.  The historical performance of this underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Close

1/1/2008	3/31/2008	$76.50	$64.10	$68.51
4/1/2008	6/30/2008	$76.18	$68.24	$69.03
7/1/2008	9/30/2008	$84.99	$64.52	$68.39
10/1/2008	12/31/2008	$67.35	$37.13	$49.27
1/2/2009	3/31/2009	$51.91	$34.27	$41.94
4/1/2009	6/30/2009	$53.79	$41.12	$50.96
7/1/2009	9/30/2009	$62.61	$47.27	$60.23
10/1/2009	12/31/2009	$63.61	$55.34	$62.26
1/1/2010	3/31/2010	$69.36	$58.01	$67.81
4/1/2010	6/30/2010	$74.65	$60.71	$61.08
7/1/2010	9/30/2010	$68.55	$58.66	$67.47
10/1/2010	12/31/2010	$79.27	$66.49	$78.23
1/3/2011	3/31/2011	$84.29	$76.95	$84.17
4/1/2011	6/30/2011	$86.81	$77.23	$82.80
7/1/2011	9/30/2011	$85.97	$63.49	$64.25
10/1/2011	11/14/2011*	$76.97	$60.09	$73.31

*As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data through November 14, 2011.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the shares of the iShares® Russell 2000® Index Fund from November 14, 2005 to November 14, 2011, assuming a starting price of $73.31, which was the closing price of the underlying equity on November 14, 2011. The dotted line represents a hypothetical coupon barrier and trigger price of $43.99, which is equal to 60% of the closing price on Novmber 14, 2011. The actual coupon barrier and trigger price will be based on the closing price of the shares of the iShares® Russell 2000® Index Fund on the trade date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

SPDR® S&P 500® ETF Trust

Information concerning the SPDR® S&P 500® ETF Trust (the SPDR Trust) filed with the SEC under the Securities Act of 1933, as amended (the Securities Act), and the Investment Company Act of 1940, as amended (the Investment Company Act), can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this free writing prospectus.

The SPDR Trust seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. To maintain the correspondence between the composition and weightings of stocks held by the SPDR Trust and component stocks of the S&P 500® Index, the SPDR Trust adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The SPDR Trust utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the S&P 500® Index. The SPDR Trust seeks to invest in substantially all of the securities that comprise the S&P 500® Index. The SPDR Trust typically earns income from dividends from securities held by the SPDR Trust. These amounts, net of expenses and taxes (if applicable), are passed along to the SPDR Trust’s shareholders as “ordinary income.” In addition, the SPDR Trust realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the SPDR Trust will be calculated based only on the share price of the SPDR Trust, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the SPDR Trust or any equivalent payments.

The shares of the SPDR Trust trade on the NYSE Arca under the symbol “SPY.”

The S&P 500® Index

All disclosures contained in this free writing prospectus regarding the S&P 500® Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the S&P 500® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index. None of us, the calculation agent, or the agents accepts any responsibility for the calculation, maintenance or publication of the S&P 500® Index or any successor index.

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On November 14, 2011, the average market capitalization of the companies included in the S&P 500® Index was $22.80 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $383.91 billion, and the smallest component of the S&P 500® Index had a market capitalization of $1.01 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of November 14, 2011, indicated in parentheses: Consumer Discretionary (10.70%); Consumer Staples (11.12%); Energy (12.54%); Financials (13.45%); Health Care (11.60%); Industrials (10.58%); Information Technology (19.65%); Materials (3.60%); Telecommunication Services (3.04%); and Utilities (3.71%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the maturity payment amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•      holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•      holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•      holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P 500® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this underlying equity, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this underlying equity on November 14, 2011 was $125.46.  The historical performance of this underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Close

1/1/2008	3/30/2008	$146.99	$126.00	$131.89
4/2/2008	6/29/2008	$144.30	$127.04	$128.04
7/1/2008	9/30/2008	$131.56	$110.97	$116.54
10/1/2008	12/31/2008	$116.69	$74.35	$90.33
1/2/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44
1/1/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010	6/30/2010	$122.12	$102.88	$103.22
7/1/2010	9/30/2010	$115.79	$101.13	$114.12
10/1/2010	12/31/2010	$126.20	$106.46	$125.78
1/3/2011	3/31/2011	$134.69	$125.28	$132.51
4/1/2011	6/30/2011	$137.17	$126.19	$131.97
7/1/2011	9/30/2011	$135.70	$110.27	$113.17
10/1/2011	11/14/2011*	$129.41	$107.43	$125.46

*As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data through November 14, 2011.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the shares of the SPDR® S&P 500® ETF Trust from November 14, 2005 to November 14, 2011, assuming a starting price of $125.46, which was the closing price of the underlying equity on November 14, 2011. The dotted line represents a hypothetical coupon barrier and trigger price of $81.55, which is equal to 65% of the closing price on November 14, 2011. The actual coupon barrier and trigger price will be based on the closing price of the shares of the SPDR® S&P 500® ETF Trust on the trade date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.